Exhibit 99.1

First BanCorp. Announces Results for the Quarter and Year Ended December 31, 2013

2013 Fourth Quarter Highlights and Comparison with Third Quarter

  Net income of $14.8 million, compared to $15.9 million for the third quarter of 2013.
  Adjusted net income of $18.5 million, compared to an adjusted net income of $19.3 million for the third quarter of 2013. Financial results for the fourth quarter of 2013 included a $2.5 million loss contingency for attorneys’ fees awarded to the counterparty on the Lehman Brothers, Inc. (“Lehman”) litigation and $1.4 million of expenses, and related valuation adjustments, in connection with branch consolidations and restructuring efforts.
  Net interest income, excluding fair value adjustments on derivative instruments of $0.4 million, increased by $1.6 million to $132.3 million, and the related adjusted net interest margin expanded to 4.24% from 4.19% in the third quarter of 2013.
  Non-interest income of $12.5 million, an increase compared to $10.1 million for the third quarter of 2013, mainly driven by a recovery of $2.1 million on a lower of cost or market adjustment to commercial loans held for sale and higher revenues from the mortgage banking business.
  Non-interest expenses of $106.5 million, compared to $99.2 million for the third quarter of 2013, driven by an increase of $7.0 million in write-downs to other real estate owned (“OREO”) properties, mainly commercial properties, and the $2.5 million loss contingency for attorneys’ fees awarded to the other party in the Lehman related litigation.
  Pre-tax, pre-provision income of $47.6 million, compared to $50.9 million for the third quarter of 2013.
  Credit quality remained stable:
    Non-performing assets remained relatively flat at $725.4 million, compared to $726.0 million as of September 30, 2013.
    Non-performing loans, including non-performing loans held for sale, declined by $28.3 million, or 5%, from the third quarter of 2013 to $550.4 million, as the Corporation foreclosed on the collateral underlying $49.2 million of problem loans with corresponding transfers to the OREO portfolio.
    Inflows of non-performing loans held for investment increased by $10.4 million, or 13%, compared to inflows for the third quarter of 2013 driven by two large commercial loan relationships totaling $14.5 million.
    No significant sales of non-performing loans held for sale were completed during the fourth quarter.
    Provision for loan and lease losses of $23.0 million compared to $22.2 million in the third quarter of 2013.
    Net charge-offs of $26.5 million, a decrease of $7.4 million or 21%, compared to $33.9 million in the third quarter of 2013. The net charge-offs to average loans ratio decreased to 1.10% from 1.41% in the third quarter of 2013, the lowest level since the first quarter of 2009.
  Total capital, Tier 1 capital, and leverage ratios of 17.06%, 15.78%, and 11.71%, respectively, as of December 31, 2013. Common equity Tier 1 capital ratio of 12.72% and Tangible common equity ratio of 8.71% as of December 31, 2013.
  Non-brokered deposits, excluding government deposits, continued to increase, increasing by $17.4 million to $6.0 billion as of December 31, 2013.
  Government deposits decreased by $53.1 million to $705.8 million as of December 31, 2013 from $759.0 million as of September 30, 2013. As of December 31, 2013, the Corporation had $546.5 million of government deposits in Puerto Rico and $159.3 million in the Virgin Islands.
  Brokered certificates of deposit (CDs) decreased by $38.5 million to $3.1 billion as of December 31, 2013, from $3.2 billion as of September 30, 2013.
  Total loan originations (excluding credit cards utilization activity) of $885.8 million for the fourth quarter of 2013, compared to $836.6 million for the third quarter of 2013.
  Total loans held for investment increased by $127.5 million to $9.6 billion mainly related to the commercial and industrial loans portfolio.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--February 3, 2014--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $14.8 million for the fourth quarter of 2013, or $0.07 per diluted share, compared to $15.9 million, or $0.08 per diluted share, for the third quarter of 2013 and net income of $14.5 million, or $0.07 per diluted share, for the fourth quarter of 2012. For the year ended December 31, 2013, the Corporation reported a net loss of $164.5 million, compared to net income of $29.8 million for the year ended December 31, 2012.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “Results for 2013 reflect year-over-year improvements in our franchise in a number of key areas, in spite of the challenges still present in our economic environment. We made significant progress in financial metrics achieving pre-tax, pre-provision income of $184 million, up from the prior year; net interest income of $515 million, an increase of $53 million from the prior year; net interest margin of 4.11%, up significantly from 3.64% in the prior year. We grew our total deposits, excluding brokered CDs, by $247.8 million and loan origination activity increased over $600 million to $3.7 billion. Also, our credit-risk profile improved considerably as total non-performing assets decreased 41% from last year, or $513 million, to $725 million.

Our profitability in the fourth quarter was affected by various extraordinary items, such as charges related to the Lehman litigation and additional credit-related expenses associated with managing our legacy portfolio. We also incurred some restructuring charges as we consolidate several branches and operations. Our net interest margin expanded to 4.25%, and loan originations increased to $972 million. Our non-performing assets decreased slightly, as we continue moving our troubled legacy loans into a better disposition state. Our capital levels remain strong.

We are prepared to continue managing the challenging economic environment in our main market. That said we remain encouraged by the proactive steps taken by the Puerto Rico government to address the fiscal situation and look forward to more stable market conditions. We remain focused on improving profitability as we effectively execute our strategic plan.”

The adjusted net income of $18.5 million for the fourth quarter of 2013, compared to $19.3 million for the third quarter of 2013, excludes:

  A $2.5 million loss contingency for attorneys’ fees awarded to the counterparty on the Lehman litigation recorded in the fourth quarter of 2013.
  Expenses related to branch consolidations and other restructuring efforts, and related valuation adjustments, amounting to $1.4 million recorded in the fourth quarter of 2013.
  The net reversal of $0.2 million in expenses and related income tax credit in connection with the national gross receipts tax previously accrued for the Corporation’s trade or business outside of Puerto Rico. The reversal was recorded in the fourth quarter of 2013.
  Costs associated with the common stock offering by certain of the Corporation’s existing stockholders amounting to $1.7 million recorded in the third quarter of 2013.
  Costs associated with the conversion of the credit card processing platform amounting to $1.7 million recorded in the third quarter of 2013.

The results for the year ended December 31, 2013 were negatively impacted by two significant items: (i) an aggregate loss of $140.8 million on two separate bulk sales of adversely classified and non-performing assets and valuation adjustments to certain loans transferred to held for sale, and (ii) a $66.6 million loss related to the write-off of assets pledged as collateral to Lehman together with an additional $2.5 million for a loss contingency of attorneys’ fees awarded to the counterparty related to this matter. Excluding these items, net income for the year ended December 31, 2013 was $45.4 million.

The following table shows a reconciliation with respect to the results of operations for the year ended December 31, 2013 excluding the impact of the bulk sales of assets, the transfer of loans to held for sale, and the write-off of the collateral pledged to Lehman and related contingency of attorneys’ fees, with the corresponding measures calculated and presented in accordance with GAAP:

(In thousands, except per share information)	Year Ended December 31, 2013 As Reported (GAAP)	Bulk Sales Transaction Impact	Write-off collateral pledged to Lehman and related contingency for attorneys' fees	Year Ended December 31, 2013 Adjusted (Non-GAAP)	Year Ended December 31, 2012 As Reported (GAAP)	Variance

Net interest income	$514,945	$-	$-	$514,945	$461,705	$53,240
Provision for loan and lease losses	243,751	(132,002)	-	111,749	120,499	(8,750)
Net interest income after provision for loan and lease losses	271,194	132,002	-	403,196	341,206	61,990

Non-interest (loss) income	(15,489)	-	66,574	51,085	49,391	1,694

Non-interest expenses	415,028	(8,840)	(2,500)	403,688	354,883	48,805

(Loss) Income before income taxes	(159,323)	140,842	69,074	50,593	35,714	14,879
Income tax expense	(5,164)	-	-	(5,164)	(5,932)	768

Net (loss) income	$(164,487)	$140,842	$69,074	$45,429	$29,782	$15,647

Earnings (loss) per common share:

Basic	$(0.80)	$0.68	$0.34	$0.22	$0.15	$0.07
Diluted	$(0.80)	$0.68	$0.34	$0.22	$0.14	$0.08

This press release includes certain other non-GAAP financial measures, including adjusted pre-tax, pre-provision income, adjusted net interest income and margin, and certain capital ratios and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

One metric that management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives measured at fair value and equity in earnings or loss of unconsolidated entity, which is a non-GAAP financial measure. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about this non-GAAP financial measure, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table shows adjusted pre-tax, pre-provision income for the last five quarters including adjusted pre-tax, pre-provision income of $47.6 million in the fourth quarter of 2013, down $3.3 million from the prior quarter:

(Dollars in thousands)	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012

Income (loss) before income taxes	$15,634	$19,616	$(123,562)	$(71,011)	$16,028
Add: Provision for loan and lease losses	22,969	22,195	87,464	111,123	30,466
Add: Net loss on investments and impairments	-	-	42	117	69
Less: Unrealized gain on derivative instruments and liabilities
measured at fair value	(355)	(232)	(708)	(400)	(432)
Add: Bulk sales related expenses and
other professional fees related to
the terminated preferred stock exchange offer	-	-	3,198	5,096	-
Add: Loss on certain OREO properties sold as part of the bulk sale of
non-performing residential mortgage assets	-	-	1,879	-	-
Add: Secondary offering costs (1)	-	1,669	-	-	-
Add: Credit card processing platform conversion costs	-	1,715	-	-	-
Add: National gross receipt tax (2)	-	-	1,656	-	-
Less: National gross receipt tax - outside Puerto Rico (3)	(473)	-	-	-	-
Add: Branch consolidations and other restructuring expenses/valuation adjustments	1,421	-	-	-	-
Add: Write-off collateral pledged to Lehman and related expenses	2,500	-	66,574	-	-
Add/Less: Equity in loss (earnings) of unconsolidated entity	5,893	5,908	(648)	5,538	8,330
Adjusted pre-tax, pre-provision income (4)	$47,589	$50,871	$35,895	$50,463	$54,461

Change from most recent prior quarter-amount	$(3,282)	$14,976	$(14,568)	$(3,998)	$3,099
Change from most recent prior quarter-percentage	-6.5%	41.7%	-28.9%	-7.3%	6.0%

(1) Offering of common stock by certain of the Corporation's existing stockholders.
(2) Represents the impact of the national gross receipts tax corresponding to the first quarter of 2013, recorded during the second quarter after enactment of Act No. 40.
(3) Represents the impact of the national gross receipt tax related to the trade or business outside of Puerto Rico that was reversed in the fourth quarter after enactment of Act No. 117, as explained below.
(4) See "Basis of Presentation" for definition.

The decrease in adjusted pre-tax, pre-provision income from the 2013 third quarter primarily reflected:

  A $7.9 million increase in adjusted non-interest expenses of $103.6 million for the fourth quarter, as compared to adjusted non-interest expenses of $95.8 million for the third quarter, primarily due to a $7.0 million increase in write-downs to OREO properties, mainly commercial properties, and higher marketing and credit card processing expenses. See Non-Interest Expenses section below for additional information.

Adjusted non-interest expenses in the last two quarters exclude: (i) a loss contingency related to attorneys’ fees granted by the court to Barclays Capital in connection with the denial of the Corporation’s Summary Judgment on its claim to recover assets pledged to Lehman, which the Corporation will appeal, (ii) expenses and valuation adjustments recorded in the fourth quarter of 2013 related to branch consolidations and other restructuring efforts, (iii) the impact of the national gross receipts tax related to the trade or business outside of Puerto Rico that was reversed in the fourth quarter of 2013 after enactment of Act No. 117 that introduced amendments to the 2013 Tax Burden Adjustment and Redistribution Act (“Act 40”), and (iv) costs associated with the conversion of the credit card processing platform and expenses related to the common stock offering by certain of the Corporation’s existing stockholders completed in the third quarter of 2013. See Basis of Presentation section below for reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Partially offset by:

  A $1.6 million increase in net interest income, excluding fair value adjustments, mainly due to further reductions in the cost of funding as well as the decrease in mortgage-backed securities (“MBS”) prepayment activity levels that resulted in a higher yield on U.S. agency MBS held by the Corporation. See Net Interest Income discussion below for additional information.
  A $2.9 million increase in adjusted non-interest income of $18.9 million for the fourth quarter, as compared to $16.0 million for the third quarter, mainly driven by a recovery of $2.1 million on a lower of cost or market adjustment to commercial loans held for sale. Other significant contributors to the increase were higher revenues from the mortgage banking business, increases in fees on certain commercial loans and higher credit card fees earned.

Adjusted non-interest income excludes the equity in earnings (loss) of unconsolidated entity and valuation adjustments on fixed assets as they are no longer being used for operations after the consolidation of certain branches in Florida. See Basis of Presentation section below for reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Net Interest Income
Interest Income - GAAP	$162,690	$162,203	$160,670	$160,225	$165,054
Unrealized gain on
derivative instruments	(355)	(232)	(708)	(400)	(432)
Interest income excluding valuations	162,335	161,971	159,962	159,825	164,622
Tax-equivalent adjustment	5,122	4,420	3,038	1,595	1,451
Interest income on a tax-equivalent basis excluding valuations	167,457	166,391	163,000	161,420	166,073

Interest Expense - GAAP	30,031	31,298	33,782	35,732	39,423

Net interest income - GAAP	$132,659	$130,905	$126,888	$124,493	$125,631

Net interest income excluding valuations	$132,304	$130,673	$126,180	$124,093	$125,199

Net interest income on a tax-equivalent basis excluding valuations	$137,426	$135,093	$129,218	$125,688	$126,650

Average Balances
Loans and leases	$9,665,013	$9,639,612	$9,820,781	$10,077,907	$10,199,808
Total securities and other short-term investments	2,719,241	2,719,973	2,768,659	2,675,755	2,576,421
Average Interest-Earning Assets	$12,384,254	$12,359,585	$12,589,440	$12,753,662	$12,776,229

Average Interest-Bearing Liabilities	$10,450,671	$10,409,792	$10,583,702	$10,652,144	$10,700,868

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.21%	5.21%	5.12%	5.10%	5.14%
Average rate on interest-bearing liabilities - GAAP	1.14%	1.19%	1.28%	1.36%	1.47%
Net interest spread - GAAP	4.07%	4.02%	3.84%	3.74%	3.67%
Net interest margin - GAAP	4.25%	4.20%	4.04%	3.96%	3.91%

Average yield on interest-earning assets excluding valuations	5.20%	5.20%	5.10%	5.08%	5.13%
Average rate on interest-bearing liabilities excluding valuations	1.14%	1.19%	1.28%	1.36%	1.47%
Net interest spread excluding valuations	4.06%	4.01%	3.82%	3.72%	3.66%
Net interest margin excluding valuations	4.24%	4.19%	4.02%	3.95%	3.90%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.36%	5.34%	5.19%	5.13%	5.17%
Average rate on interest-bearing liabilities excluding valuations	1.14%	1.19%	1.28%	1.36%	1.47%
Net interest spread on a tax-equivalent basis and excluding valuations	4.22%	4.15%	3.91%	3.77%	3.70%
Net interest margin on a tax-equivalent basis and excluding valuations	4.40%	4.34%	4.12%	4.00%	3.94%

Net interest income, excluding valuations, amounted to $132.3 million, an increase of $1.6 million when compared to the third quarter of 2013. Net interest margin, excluding valuations, expanded to 4.24% for the fourth quarter of 2013 from 4.19% for the third quarter of 2013. The increase in net interest income and margin was mainly due to:

  A decrease of $1.3 million, or 5 basis points, in total interest expense, mainly due to a reduction in the average cost of total deposits and maturities of Federal Home Loan Bank advances. Interest expense on brokered CDs decreased $0.6 million as the average cost of brokered CDs decreased 6 basis points during the fourth quarter of 2013. The Corporation repaid approximately $446.1 million of matured brokered CDs with an all-in cost of 1.00% and new issuances amounted to $407.2 million with an all-in cost of 0.90%. The Corporation's strategic focus remains to grow non-brokered deposits and improve the overall funding mix. Average non-brokered deposits increased by $133.7 million compared to the third quarter of 2013. The remaining decrease in interest expenses of approximately $0.7 million was primarily related to maturities of $53.4 million of FHLB advances that carried an average cost of 4.94%.
  A $1.4 million increase in interest income on investment securities mainly due to the decrease in MBS prepayment activity levels that resulted in a higher yield on U.S. agency MBS bought at a premium. Higher interest income on investment securities was also attributable, to a lesser extent, to a $31.6 million increase in the average volume of MBS mainly reflecting the full impact of purchases of 15-Year U.S. agency MBS totaling $148.5 million in the latter part of the third quarter.

These increases were partially offset by:

  A $1.1 million decrease in interest income on loans mainly related to: (i) a $1.6 million decline in interest income on the residential mortgage loan portfolio attributable to both a lower average volume and a lower yield driven by an increase in non-performing residential mortgage loans, and (ii) a $1.1 million decrease in interest income on consumer loans mainly related to a lower average volume and late fees related to the credit card loans portfolio. These variances were partially offset by a $2.0 million increase in interest income on commercial loans mainly attributable to the $98.8 million increase in the average balance of these portfolios.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the fourth quarter of 2013 was $23.0 million, compared to $22.2 million for the third quarter of 2013. The provision for commercial and industrial loans increased by $10.3 million, compared to the provision for the third quarter, mainly related to the migration of two relationships into adversely classified categories, an increase in the general reserve and, to a lesser extent, the overall increase in the volume of this portfolio. The provision for consumer loans increased by $1.9 million, compared to the provision for the third quarter, mainly related to the increase in the general reserve for auto loans based on historical loss experience and higher reserves for adversely classified boat loans. These increases were partially offset by an $11.4 million decrease in the provision for commercial mortgage loans mainly due to improvements in charge-off trends reflected in a lower general reserve, a lower reserve requirement for certain collateral dependent loans, and a significant recovery on a large loan paid off in Florida. See Credit Quality discussion below for additional information regarding the allowance for loan and lease losses.

NON-INTEREST INCOME (LOSS)

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2013	2013	2013	2013	2012

Service charges on deposit accounts	$3,162	$3,157	$3,098	$3,380	$3,228
Mortgage banking activities	3,906	3,521	4,823	4,580	6,700
Net loss on investments and impairments	-	-	(42)	(117)	(69)
Broker-dealer income	97	-	-	-	-
Impairment - collateral pledged to Lehman	-	-	(66,574)	-	-
Branch consolidations - valuation adjustments fixed assets	(529)	-	-	-	-
Other operating income	11,742	9,290	6,384	11,324	10,239
Equity in (loss) earnings of unconsolidated entity	(5,893)	(5,908)	648	(5,538)	(8,330)

Non-interest income (loss)	$12,485	$10,060	$(51,663)	$13,629	$11,768

Non-interest income for the fourth quarter of 2013 amounted to $12.5 million, compared to $10.1 million for the third quarter of 2013. The increase was primarily due to:

  The lower of cost or fair value adjustment on commercial loans held for sale that resulted in a recovery of $2.1 million, included as part of “Other operating income” in the table above.
  A $0.4 million increase in revenues from the mortgage banking business mainly related to a $0.6 million increase in the net realized gain on loan sales and securitization activities, partially offset by a $0.2 million decrease in servicing fees due to the expiration of the interim servicing on residential mortgage loans sold in the second quarter of 2013.
  A $0.3 million increase in fees on certain commercial loans, including commitments unused fees, agent fees, and other non-deferrable fees, included as part of “Other operating income” in the table above.
  A $0.2 million increase in credit card fees, included as part of “Other operating income” in the table above.

Partially offset by:

  A $0.5 million loss related to valuation adjustments on fixed assets as they are no longer being used for operations after the consolidation of certain branches in Florida.
  A $0.2 million decrease in insurance income, included as part of “Other operating income” in the table above.

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2013	2013	2013	2013	2012

Employees' compensation and benefits	$31,062	$32,823	$33,116	$33,554	$31,840
Occupancy and equipment	15,229	15,134	14,946	15,070	14,972
Deposit insurance premium	10,495	10,479	11,430	11,517	11,897
Other insurance and supervisory fees	957	1,034	1,269	1,289	1,366
Taxes, other than income taxes	4,076	4,693	6,239	2,989	3,013
Professional fees:
Collections, appraisals and other credit related fees	2,198	2,780	2,520	1,924	1,127
Outsourcing technology services	4,202	4,338	4,258	1,346	1,557
Other professional fees	4,845	4,086	3,782	2,903	4,275
Credit and debit card processing expenses	4,869	2,682	2,281	3,077	2,490
Credit card processing platform conversion costs	-	1,715	-	-	-
Branch consolidations and other restructuring expenses	892	-	-	-	-
Business promotion	5,251	3,478	3,831	3,220	4,067
Communications	1,836	1,866	1,885	1,814	1,809
Net loss on OREO operations	13,321	7,052	12,950	7,310	6,201
Secondary offering costs	-	1,669	-	-	-
Terminated preferred stock exchange offer expenses	-	-	115	1,218	-
Bulk sales expenses	-	-	4,962	3,878	-
Loss contingency for attorneys' fees - Lehman litigation	2,500	-	-	-	-
Other	4,808	5,325	7,739	6,901	6,291
Total	$106,541	$99,154	$111,323	$98,010	$90,905

Non-interest expenses in the fourth quarter of 2013 amounted to $106.5 million, an increase of $7.4 million from $99.2 million for the third quarter of 2013. Non-interest expenses for the fourth quarter included several unusual items: (i) a $2.5 million loss contingency related to attorneys’ fees granted by the court to Barclays Capital in connection with the denial of the Corporation’s Summary Judgment on its claim to recover assets pledged to Lehman, which the Corporation will appeal, (ii) expenses of $0.9 million related to the branch consolidations and other restructuring efforts, and (iii) the reversal of approximately $0.5 million in expenses related to the portion of the national gross receipts related to the Corporation’s trade or business outside of Puerto Rico that was previously accrued in the second and third quarter of 2013. This amount was reversed in the fourth quarter after enactment of Act 117, which introduced amendments to Act 40, which was enacted on June 30, 2013. The reversal, as well as the accrual, is reflected as part of “Taxes, other than income taxes” in the table above. Results for the third quarter included approximately $1.7 million in costs associated with the secondary offering of the Corporation’s common stock by certain of the Corporation’s existing stockholders and $1.7 million in costs associated with the conversion of the credit card processing platform.

Adjusted non-interest expenses, which exclude the expenses identified in the foregoing paragraph, amounted to $103.6 million for the fourth quarter of 2013, up $7.9 million compared to the third quarter. The main drivers of the increase were:

  A higher net loss on OREO operations, mainly reflecting a $7.0 million increase in write-downs primarily related to commercial OREO properties in both Puerto Rico and the Virgin Islands. This was partially offset by lower OREO operating expenses, mainly property taxes expense.
  A $1.8 million increase in business promotion expenses, primarily related to institutional and credit card advertising campaigns.
  A $2.2 million increase in credit card processing expenses mainly due to servicing and processing fees attributable to, among other things, increased levels in call center calls related to account activations and inquiries after the conversion of the processing platform.

Partially offset by:

  A $1.8 million reduction in employees’ compensation and benefit expenses mainly related to lower incentive compensation expense.
  A $0.5 million decrease in attorneys’ loan collection fees.
  A $0.3 million decrease in the provision for off-balance sheet exposures, mainly related to lower reserve requirements for unfunded loan commitments. This is reflected as part of “Other” in the table above.

INCOME TAXES

The income tax expense for the fourth quarter of 2013 amounted to $0.8 million compared to $3.7 million for the third quarter of 2013. The decrease primarily reflects the impact in the previous quarter of a $3.0 million increase in reserves for uncertain tax positions. Aside from reserves for uncertain tax positions, most of the income tax expense recorded in 2013 relates to profitable subsidiaries. Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns and, thus, the Corporation is not able to utilize losses from one subsidiary to offset gains in another subsidiary. As of December 31, 2013, the deferred tax asset, net of a valuation allowance of $522.7 million, amounted to $7.6 million.

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Non-performing loans held for investment:
Residential mortgage	$161,441	$142,002	$133,937	$311,495	$313,626
Commercial mortgage	120,107	127,374	136,737	136,708	214,780
Commercial and Industrial	114,833	127,584	131,906	141,045	230,090
Construction	58,866	64,241	68,204	59,810	178,190
Consumer and Finance leases	40,302	37,184	35,416	33,652	38,875
Total non-performing loans held for investment	495,549	498,385	506,200	682,710	975,561

REO	160,193	133,284	139,257	181,479	185,764
Other repossessed property	14,865	14,125	11,503	9,913	10,107
Other assets (1)	-	-	-	64,543	64,543
Total non-performing assets, excluding loans held for sale	$670,607	$645,794	$656,960	$938,645	$1,235,975

Non-performing loans held for sale	54,801	80,234	94,951	147,995	2,243
Total non-performing assets, including loans held for sale (2)	$725,408	$726,028	$751,911	$1,086,640	$1,238,218

Past-due loans 90 days and still accruing	$120,082	$127,735	$113,061	$125,384	$142,012
Non-performing loans held for investment to total loans held for investment	5.14%	5.24%	5.36%	7.14%	9.70%
Non-performing loans to total loans	5.67%	6.01%	6.21%	8.45%	9.64%
Non-performing assets, excluding non-performing loans held for sale,
to total assets, excluding non-performing loans held for sale	5.32%	5.08%	5.17%	7.30%	9.44%
Non-performing assets to total assets	5.73%	5.68%	5.87%	8.35%	9.45%

(1)	Collateral pledged to Lehman Brothers, Inc.
(2)

Amount excludes purchased credit impaired loans with a carrying value as of December 31, 2013 of approximately $4.8 million acquired as part of the credit card portfolio acquired from FIA Card Services ("FIA").

Credit quality metrics remained relatively stable

  Total non-performing assets remained relatively flat at $725.4 million as of December 31, 2013, compared to $726.0 million as of September 30, 2013. Total non-performing loans, including non-performing loans held for sale, decreased by $28.3 million, or 5%, from the third quarter of 2013. The decrease in non-performing loans was primarily due to foreclosures of approximately $35.0 million in commercial properties that previously collateralized two non-performing commercial mortgage loans, two non-performing commercial loan participations totaling $7.6 million liquidated in the fourth quarter, a $3.2 million troubled debt restructured construction loan restored to accrual status after a sustained performance period, charge-offs and principal repayments. These reductions were partially offset by an increase of $19.4 million in non-performing residential mortgage loans, primarily in Puerto Rico.
  Inflows of non-performing loans held for investment increased by $10.4 million, or 13%, compared to inflows in the third quarter. This increase was primarily reflected in the residential and commercial mortgage loan portfolios. There were two commercial relationships individually in excess of $5 million that entered into non-performing status during the fourth quarter totaling $14.5 million.
  Non-performing commercial and construction loans held for sale decreased by $25.4 million driven by foreclosures of properties that previously served as collateral of a commercial mortgage loan.
  Adversely classified commercial and construction loans held for investment decreased by $9.5 million to $623.0 million, or 1%, from the third quarter of 2013.
  The OREO balance increased by $26.9 million, driven by additions of $49.2 million, partially offset by sales and fair value adjustments.
  Total troubled debt restructured loans (“TDRs”) held for investment were $630.3 million at December 31, 2013, down $6.6 million, or 1%, from September 30, 2013. Approximately $425.4 million of total TDRs held for investment were in accrual status as of December 31, 2013.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	December 31,	September 30,	June 30,		March 31,		December 31,
	2013	2013	2013		2013		2012

Allowance for loan and lease losses, beginning of period	$289,379	$301,047	$342,531		$435,414		$445,531
Provision for loan and lease losses	22,969	22,195	87,464	(1)	111,123	(5)	30,466
Net charge-offs of loans:
Residential mortgage	(4,544)	(8,457)	(103,418)	(2)	(11,580)	(6)	(9,555)
Commercial mortgage	2,605	(5,918)	(3,253)		(56,036)	(7)	(6,101)
Commercial and Industrial	(9,146)	(5,718)	(5,520)		(84,829)	(8)	(12,601)
Construction	(435)	71	(2,368)	(3)	(38,515)	(9)	(1,837)
Consumer and finance leases	(14,970)	(13,841)	(14,389)		(13,046)		(10,489)
Net charge-offs	(26,490)	(33,863)	(128,948)	(4)	(204,006)	(10)	(40,583)
Allowance for loan and lease losses, end of period	$285,858	$289,379	$301,047		$342,531		$435,414

Allowance for loan and lease losses to period end total loans held for investment	2.97%	3.04%	3.19%		3.58%		4.23%
Net charge-offs (annualized) to average loans outstanding during the period	1.10%	1.41%	5.25%		8.10%		1.59%
Net charge-offs (annualized), excluding charge-offs related to loans sold and loans
transferred to held for sale, to average loans outstanding during the period	1.10%	1.41%	1.29%		2.87%		1.59%
Provision for loan and lease losses to net charge-offs during the period	0.87x	0.66x	0.68x		0.54x		0.75x
Provision for loan and lease losses to net charge-offs during the period, excluding
impact of loans sold and loans transferred to held for sale	0.87x	0.66x	0.63x		0.68x		0.75x
(1) Includes provision of $67.9 million associated with the bulk sale of non-performing residential assets.
(2) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets.
(3) Includes net charge-offs totaling $31 thousand associated with the bulk sale of non-performing residential assets.
(4) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets.
(5) Includes provision of $64.1 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(6) Includes net charge-offs totaling $1.0 million associated with the bulk sale of adversely classified commercial assets.
(7) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(8) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(9) Includes net charge-offs of $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(10) Includes net charge-offs of $134.5 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
  The ratio of the allowance for loan and lease losses to loans held for investment was 2.97% as of December 31, 2013, compared to 3.04% as of September 30, 2013, primarily due to charge-offs of impaired commercial loans with previously established adequate reserves and lower underlying losses on commercial mortgage loans. The ratio of the allowance to non-performing loans held for investment was 57.69% as of December 31, 2013 compared to 58.06% as of September 30, 2013.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of December 31, 2013 and September 30, 2013 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial (including Commercial Mortgage, C&I, and Construction loans)	Consumer and Finance Leases	Total

As of December 31, 2013
Impaired loans:
Principal balance of loans, net of charge-offs	$410,993	$479,194	$27,944	$918,131
Allowance for loan and lease losses	18,125	81,019	3,457	102,601
Allowance for loan and lease losses to principal balance	4.41%	16.91%	12.37%	11.17%

PCI loans:
Carrying value of PCI loans	-	-	4,791	4,791
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,138,015	4,541,449	2,033,784	8,713,248
Allowance for loan and lease losses	14,985	113,228	55,044	183,257
Allowance for loan and lease losses to principal balance	0.70%	2.49%	2.71%	2.10%

Total loans held for investment:
Principal balance of loans	$2,549,008	$5,020,643	$2,066,519	$9,636,170
Allowance for loan and lease losses	33,110	194,247	58,501	285,858
Allowance for loan and lease losses to principal balance	1.30%	3.87%	2.83%	2.97%

As of September 30, 2013

Impaired loans:
Principal balance of loans, net of charge-offs	$397,025	$479,421	$28,063	$904,509
Allowance for loan and lease losses	17,982	84,539	3,654	106,175
Allowance for loan and lease losses to principal balance	4.53%	17.63%	13.02%	11.74%

PCI loans:
Carrying value of PCI loans	-	-	5,963	5,963
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,122,432	4,450,330	2,025,400	8,598,162
Allowance for loan and lease losses	13,805	116,649	52,750	183,204
Allowance for loan and lease losses to principal balance	0.65%	2.62%	2.60%	2.13%

Total loans held for investment:
Principal balance of loans	$2,519,457	$4,929,751	$2,059,426	$9,508,634
Allowance for loan and lease losses	31,787	201,188	56,404	289,379
Allowance for loan and lease losses to principal balance	1.26%	4.08%	2.74%	3.04%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

		Quarter Ended
		December 31,	September 30,	June 30,		March 31,		December 31,
		2013	2013	2013		2013		2012

	Residential mortgage	0.72%	1.31%	14.78	% (1)	1.65	% (4)	1.36%

	Commercial mortgage	-0.57%	1.23%	0.79%		12.06	% (5)	1.70%

	Commercial and Industrial	1.21%	0.81%	0.72%		11.16	% (6)	1.40%

	Construction	0.81%	-0.11%	3.43	% (2)	44.66	% (7)	2.06%

	Consumer and finance leases	2.91%	2.71%	2.83%		2.59%		2.10%

	Total loans	1.10%	1.41%	5.25	% (3)	8.10	% (8)	1.59%

(1)

Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 0.84%.

(2)

Includes net charge-offs totaling $31 thousand associated with the bulk sale of non-performing residential assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 3.39%.

(3)

Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 1.29%.

(4)

Includes net charge-offs totaling $1.0 million associated with the bulk sale of adversely classified commercial assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 1.50%.

(5)

Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.34%.

(6)

Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 5.47%.

(7)

Includes net charge-offs of $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of construction loans net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 7.74%.

(8)

Includes net charge-offs of $134.5 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 2.87%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

  Net charge-offs for the fourth quarter of 2013 were $26.5 million, or an annualized 1.10% of average loans, compared to $33.9 million, or an annualized 1.41%, in the third quarter of 2013. The decrease was primarily related to commercial mortgage loans in Florida, including a $4.5 million recovery related to a single loan paid-off during the fourth quarter, and a decrease in charge-offs of residential mortgage loans in Puerto Rico resulting from the evaluation for impairment purposes of loans considered homogeneous given high delinquency and loan-to-value levels. These decreases were partially offset by an increase of $3.4 million in net charge-offs of commercial and industrial loans driven by a charge-off of $2.2 million on a commercial loan with a previously established reserve and an increase in charge-offs on consumer loans, mainly boat financings.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.7 billion as of December 31, 2013, down $130.5 million from September 30, 2013.

The decrease was mainly due to:

  A $168.7 million decrease in cash and cash equivalents, mainly balances maintained at the Federal Reserve, used in part to pay down maturing brokered CDs and FHLB advances.
  A $69.0 million decrease in available-for-sale securities mainly due to regular MBS repayments and a decrease in the fair value of U.S. agency MBS due to changes in market interest rates.
  A $13.2 million decrease in residential mortgage loans held for sale driven by sales and securitizations of conforming loans commensurate with a lower volume of residential mortgage loan originations.
  A $5.9 million decrease in the investment in unconsolidated entity.

These decreases were partially offset by:

  A $127.5 million increase in loans held for investment mainly reflecting increases in commercial and industrial loans, including a $90.7 million increase in the principal balance of loans outstanding from government entities and a $56.7 million increase in commercial and industrial loans in Florida.

Total loan originations, including refinancings and draws from existing revolving and non-revolving commitments, amounted to approximately $885.8 million, compared to $836.6 million in the third quarter of 2013. These figures exclude the credit cards utilization activity. The increase was mainly related to facilities granted to government entities in both Puerto Rico and the Virgin Islands, partially offset by a decline in residential mortgage and auto loan originations attributable, in part, to a decrease in consumer demand.

Total liabilities were approximately $11.4 billion as of December 31, 2013, down $125.8 million from September 30, 2013.

The decrease was mainly due to:

  A $38.5 million decrease in brokered CDs.
  A $53.1 million decrease in government deposits.
  A $53.4 million decrease in FHLB advances.

These decreases were partially offset by:

  A $17.4 million increase in non-brokered deposits, excluding government deposits, mainly due to increases in savings and demand deposits.

Total stockholders’ equity amounted to $1.2 billion as of December 31, 2013, a decrease of $4.7 million from September 30, 2013, driven by:

  A decrease of $20.3 million in other comprehensive income mainly attributable to declines in the value of U.S. agency MBS of approximately $21.5 million. The fair value of Puerto Rico government obligations held by the Corporation as part of its available-for-sale investment securities portfolio increased by $2.1 million during the fourth quarter. See Exposure to Puerto Rico Government section below for additional information.

Partially offset by:

  The net income of $14.8 million reported in the fourth quarter.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of December 31, 2013 were 17.06%, 15.78%, and 11.71%, respectively, compared to total capital, Tier 1 capital and leverage ratios of 16.89%, 15.61%, and 11.65%, respectively, as of the end of the third quarter of 2013. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of December 31, 2013 of our banking subsidiary, FirstBank Puerto Rico, were 16.67%, 15.40%, and 11.44%, respectively, compared to total capital, Tier 1 capital, and leverage ratios of 16.48%, 15.20%, and 11.35%, respectively, as of the end of the prior quarter. All of the regulatory capital ratios for the Bank are well above the minimum required under the consent order entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico. Given such consent order, however, the Bank cannot be considered to be a well-capitalized institution.

Based on our current interpretation of the international regulatory capital requirements adopted by the Basel Committee on Banking Supervision (known as “Basel 3”), we anticipate that, when they are effective, we will exceed the fully phased-in minimum capital ratios these rules establish.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 8.71% as of December 31, 2013 from 8.65% as of September 30, 2013, and the Tier 1 common equity to risk-weighted assets ratio increased to 12.72% as of December 31, 2013 from 12.55% as of September 30, 2013.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Tangible Equity:
Total equity - GAAP	$1,215,858	$1,220,593	$1,222,328	$1,403,999	$1,485,023
Preferred equity	(63,047)	(63,047)	(63,047)	(63,047)	(63,047)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(19,787)	(20,718)	(21,649)	(22,580)	(23,511)
Core deposit intangible	(6,981)	(7,570)	(8,158)	(8,746)	(9,335)

Tangible common equity	$1,097,945	$1,101,160	$1,101,376	$1,281,528	$1,361,032

Tangible Assets:
Total assets - GAAP	$12,656,925	$12,787,450	$12,803,169	$13,005,876	$13,099,741
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(19,787)	(20,718)	(21,649)	(22,580)	(23,511)
Core deposit intangible	(6,981)	(7,570)	(8,158)	(8,746)	(9,335)

Tangible assets	$12,602,059	$12,731,064	$12,745,264	$12,946,452	$13,038,797

Common shares outstanding	207,091	207,043	206,982	206,228	206,235

Tangible common equity ratio	8.71%	8.65%	8.64%	9.90%	10.44%
Tangible book value per common share	$5.30	$5.32	$5.32	$6.21	$6.60

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity based on current applicable bank regulatory requirements (known as “Basel 1”):

(Dollars in thousands)	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012

Tier 1 Common Equity:
Total equity - GAAP	$1,215,858	$1,220,593	$1,222,328	$1,403,999	$1,485,023
Qualifying preferred stock	(63,047)	(63,047)	(63,047)	(63,047)	(63,047)
Unrealized loss (gain) on available-for-sale securities (1)	78,734	58,485	40,142	(19,868)	(28,476)
Disallowed deferred tax asset (2)	-	(43)	-	-	-
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(6,981)	(7,570)	(8,158)	(8,746)	(9,335)
Other disallowed assets	(23)	(410)	(569)	(2,515)	(4,032)
Tier 1 common equity	$1,196,443	$1,179,910	$1,162,598	$1,281,725	$1,352,035

Total risk-weighted assets	$9,405,802	$9,402,910	$9,467,699	$9,721,502	$9,933,719

Tier 1 common equity to risk-weighted assets ratio	12.72%	12.55%	12.28%	13.18%	13.61%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $7.9 million of the Corporation's deferred tax assets as of December 31, 2013 (September 30, 2013 - $7.7 million; June 30, 2013 - $10 million; March 31, 2013 - $10 million; December 31, 2012 - $11 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $0 of such assets as of December 31, 2013 (September 30, 2013 - $43 thousand; June 30, 2013 - $0; March 31, 2013 - $0; December 31, 2012 - $0) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter-end date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $0.3 million of the Corporation's other net deferred tax liability as of December 31, 2013 (September 30, 2013 - $0.3 million; June 30, 2013 - $3 million; March 31, 2013 - $6 million; December 31, 2012 - $6 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Exposure to Puerto Rico Government

As of December 31, 2013, the Corporation had $454.6 million of credit facilities granted to the Puerto Rico Government, its municipalities and public corporations, of which $397.8 million was outstanding, compared to $326.7 million as of September 30, 2013. Approximately $200.5 million of the granted credit facilities outstanding consists of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. Approximately $84.6 million consists of loans to public corporations that obtain revenues from rates charged for services or products, such as electric power, and approximately $112.7 million consists of loans to the central government or units of the central government. In addition, the Corporation had $205.1 million outstanding in financings to the hotel industry in Puerto Rico guaranteed by the Puerto Rico Tourism Development Fund.

In addition, the Corporation had outstanding $71.0 million in obligations of the Puerto Rico government as part of its available-for-sale investment securities portfolio carried on its books at a fair value of $51.3 million as of December 31, 2013, compared to $49.2 million as of September 30, 2013.

As of December 31, 2013, the Corporation had $546.5 million of public sector deposits in Puerto Rico, compared to $584.1 million as of September 30, 2013. Approximately 21% come from municipalities in Puerto Rico and 79% come from public corporations and the central government.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, February 4, 2014, at 11:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.firstbankpr.com or through a dial-in telephone number at (888) 317-6016 or (412) 317–6016 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.firstbankpr.com, until February 4, 2015. A telephone replay will be available one hour after the end of the conference call through 9:00 a.m. Eastern time March 4, 2014 at (877) 344-7529 or (412) 317-0088 for international callers. The conference number is 10040151.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”) and the consent order dated June 2, 2010 that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “FDIC Order”) that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent, and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the New York Fed or the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs, and provisions and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefit of the deferred tax asset; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings, and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government; a credit default by the Puerto Rico government or any of its public corporations or other instrumentalities, and recent and/or future downgrades of the long-term debt ratings of the Puerto Rico government, which could adversely affect economic conditions in Puerto Rico; the risk that any portion of the unrealized losses in the Corporation’s investment portfolio is determined to be other-than-temporary, including unrealized losses on Puerto Rico government obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; the risk of losses in the value of investments in unconsolidated entities that the Corporation does not control; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with current applicable bank regulatory requirements (Basel 1). The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other than temporary impairment (OTTI) of investment securities, fair value adjustments on derivatives, and liabilities measured at fair value, equity in earnings or loss of unconsolidated entity as well as certain items identified as unusual, non-recurring or non-operating.

In addition, from time to time, adjusted pre-tax, pre-provision income will reflect the omission of revenue or expenses items that management judges to be outside of ordinary banking activities and/or of items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of adjusted pre-tax, pre-provision income that excludes such amounts.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value and on a tax-equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Financial measures adjusted to exclude the effect of the secondary offering costs, the credit card processing platform conversion costs, attorneys’ fees related to the Lehman litigation, expenses related to branch consolidations and other restructuring expenses and related valuation adjustments, equity in earnings (loss) of unconsolidated entity, and certain other adjustments.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides additional measures of adjusted non-interest expenses and adjusted non-interest income. Adjusted non-interest expenses exclude attorneys’ fees related to the Lehman litigation recorded in the fourth quarter of 2013, expenses in the fourth quarter of 2013 related to branch consolidations in Florida and the Virgin Islands and expenses associated with the restructuring of some business units, the costs associated with the conversion of the credit card processing platform recorded in the third quarter of 2013, the impact of the national gross receipts tax related to the trade or business outside of Puerto Rico that was reversed in the fourth quarter of 2013 after enactment of Act No. 117 that introduced amendments to Act 40, which was enacted on June 30, 2013, and the costs associated with the secondary offering of the Corporation’s common stock by certain of the Corporation’s existing stockholders recorded in the third quarter of 2013. Adjusted non-interest income excludes equity in earnings (loss) of unconsolidated entity and a valuation adjustment to fixed assets that are no longer used for operations after branch consolidations in Florida. Management believes that these non-GAAP measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The following table shows reconciliations of these non-GAAP financial measures to the corresponding measures calculated and presented in accordance with GAAP.

(Dollars in thousands)

2013 Fourth Quarter	As Reported (GAAP)	Branches consolidation and other restructuring expenses/valuation adjustments	Attorneys' Fees Lehman litigation	National gross receipts tax reversal	Equity in loss of unconsolidated entity	Adjusted (Non-GAAP)

Non-interest income	$12,485	$528	$-	$-	$5,893	$18,906

Non-interest expenses	$106,541	$893	$2,500	$(473)	$-	$103,621

2013 Third Quarter	As Reported (GAAP)	Secondary Offering Costs Impact	Credit Cards Processing Platform Conversion Costs	Equity in loss of unconsolidated entity	Adjusted (Non-GAAP)

Non-interest income	$10,060	$-	$-	$5,908	$15,968

Non-interest expenses	$99,154	$1,669	$1,715	$-	$95,770

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2013	2013	2012
ASSETS

Cash and due from banks	$454,302	$623,019	$730,016

Money market investments:
Time deposits with other financial institutions	300	300	505
Other short-term investments	201,069	201,065	216,330
Total money market investments	201,369	201,365	216,835

Investment securities available for sale, at fair value	1,978,282	2,047,330	1,731,077

Other equity securities	28,691	32,096	38,757

Total investment securities	2,006,973	2,079,426	1,769,834

Investment in unconsolidated entity	7,279	13,172	23,970

Loans, net of allowance for loan and lease losses of $285,858
(September 30, 2013 - $289,379; December 31, 2012 - $435,414)	9,350,312	9,219,255	9,618,700
Loans held for sale, at lower of cost or market	75,969	114,592	85,394
Total loans, net	9,426,281	9,333,847	9,704,094

Premises and equipment, net	166,946	172,371	181,363
Other real estate owned	160,193	133,284	185,764
Accrued interest receivable on loans and investments	54,012	49,848	51,671
Other assets	179,570	181,118	236,194
Total assets	$12,656,925	$12,787,450	$13,099,741

LIABILITIES

Deposits:
Non-interest-bearing deposits	$851,212	$845,917	$837,387
Interest-bearing deposits	9,028,712	9,108,280	9,027,159
Total deposits	9,879,924	9,954,197	9,864,546

Securities sold under agreements to repurchase	900,000	900,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	300,000	353,440	508,440
Other borrowings	231,959	231,959	231,959
Accounts payable and other liabilities	129,184	127,261	109,773
Total liabilities	11,441,067	11,566,857	11,614,718

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares; outstanding 2,521,872; aggregate liquidation value $63,047	63,047	63,047	63,047

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 207,657,657 (September 30, 2013 - 207,588,787; December 31, 2012 - 206,730,318 shares issued)
	20,766	20,759	20,673
Less: Treasury stock (at par value)	(57)	(55)	(49)

Common stock outstanding, 207,091,478 shares outstanding
(September 30, 2013 - 207,042,785; December 31, 2012 - 206,235,465 shares outstanding)	20,709	20,704	20,624
Additional paid-in capital	888,159	887,437	885,754
Retained earnings	322,679	307,890	487,166
Accumulated other comprehensive (loss) income	(78,736)	(58,485)	28,432
Total stockholders' equity	1,215,858	1,220,593	1,485,023
Total liabilities and stockholders' equity	$12,656,925	$12,787,450	$13,099,741

FIRST BANCORP
Condensed Consolidated Statements of Income (Loss)

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2013	2013	2012	2013	2012

Net interest income:
Interest income	$162,690	$162,203	$165,054	$645,788	$637,777
Interest expense	30,031	31,298	39,423	130,843	176,072
Net interest income	132,659	130,905	125,631	514,945	461,705
Provision for loan and lease losses	22,969	22,195	30,466	243,751	120,499
Net interest income after provision for loan and lease losses	109,690	108,710	95,165	271,194	341,206

Non-interest income (loss):
Service charges on deposit accounts	3,162	3,157	3,228	12,797	12,982
Mortgage banking activities	3,906	3,521	6,700	16,830	19,960
Net loss on investments and impairments	-	-	(69)	(159)	(1,966)
Equity in loss of unconsolidated entity	(5,893)	(5,908)	(8,330)	(16,691)	(19,256)
Impairment of collateral pledged to Lehman	-	-	-	(66,574)	-
Other non-interest income	11,310	9,290	10,239	38,308	37,671
Total non-interest income (loss)	12,485	10,060	11,768	(15,489)	49,391

Non-interest expenses:
Employees' compensation and benefits	31,476	32,823	31,840	130,969	125,610
Occupancy and equipment	15,708	15,134	14,972	60,858	61,037
Business promotion	5,251	3,538	4,067	15,977	14,093
Professional fees	11,245	11,840	6,959	47,952	26,727
Taxes, other than income taxes	4,076	4,693	3,013	17,997	13,363
Insurance and supervisory fees	11,452	11,513	13,263	48,470	52,596
Net loss on other real estate owned operations	13,321	7,052	6,201	42,512	25,116
Other non-interest expenses	14,012	12,561	10,590	50,293	36,341
Total non-interest expenses	106,541	99,154	90,905	415,028	354,883

Income (loss) before income taxes	15,634	19,616	16,028	(159,323)	35,714
Income tax expense	(845)	(3,676)	(1,493)	(5,164)	(5,932)

Net income (loss)	$14,789	$15,940	$14,535	$(164,487)	$29,782

Net income (loss) attributable to common stockholders	$14,789	$15,940	$14,535	$(164,487)	$29,782

Earnings (loss) per common share:

Basic	$0.07	$0.08	$0.07	$(0.80)	$0.15
Diluted	$0.07	$0.08	$0.07	$(0.80)	$0.14

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 148 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Condensed Income Statements:
Total interest income	$162,690	$162,203	$165,054	$645,788	$637,777
Total interest expense	30,031	31,298	39,423	130,843	176,072
Net interest income	132,659	130,905	125,631	514,945	461,705
Provision for loan and lease losses	22,969	22,195	30,466	243,751	120,499
Non-interest income (loss)	12,485	10,060	11,768	(15,489)	49,391
Non-interest expenses	106,541	99,154	90,905	415,028	354,883
Income (loss) before income taxes	15,634	19,616	16,028	(159,323)	35,714
Income tax expense	(845)	(3,676)	(1,493)	(5,164)	(5,932)
Net income (loss)	14,789	15,940	14,535	(164,487)	29,782
Net income (loss) attributable to common stockholders	14,789	15,940	14,535	(164,487)	29,782

Per Common Share Results:
Net earnings (loss) per share basic	$0.07	$0.08	$0.07	$(0.80)	$0.15
Net earnings (loss) per share diluted	$0.07	$0.08	$0.07	$(0.80)	$0.14
Cash dividends declared	$-	$-	$-	$-	$-
Average shares outstanding	205,634	205,579	205,416	205,542	205,366
Average shares outstanding diluted	207,235	207,316	206,220	205,542	205,828
Book value per common share	$5.57	$5.59	$6.89	$5.57	$6.89
Tangible book value per common share (1)	$5.30	$5.32	$6.60	$5.30	$6.60

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.46	0.50	0.44	(1.28)	0.23
Interest Rate Spread (2)	4.22	4.15	3.70	4.01	3.41
Net Interest Margin (2)	4.40	4.34	3.94	4.21	3.68
Return on Average Total Equity	4.75	5.19	3.89	(12.39)	2.04
Return on Average Common Equity	5.01	5.47	4.06	(13.01)	2.14
Average Total Equity to Average Total Assets	9.76	9.68	11.35	10.36	11.24
Total capital	17.06	16.89	17.82	17.06	17.82
Tier 1 capital	15.78	15.61	16.51	15.78	16.51
Leverage	11.71	11.65	12.60	11.71	12.60
Tangible common equity ratio (1)	8.71	8.65	10.44	8.71	10.44
Tier 1 common equity to risk-weight assets (1)	12.72	12.55	13.61	12.72	13.61
Dividend payout ratio	-	-	-	-	-
Efficiency ratio (3)	73.40	70.34	66.16	83.10	69.44

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.97	3.04	4.33	2.97	4.33
Net charge-offs (annualized) to average loans	1.10	1.41	1.59	4.01 (4)	1.74
Provision for loan and lease losses to net charge-offs	86.71	65.54	75.07	61.97 (5)	67.32
Non-performing assets to total assets	5.73	5.68	9.45	5.73	9.45
Non-performing loans held for investment to total loans held for investment	5.14	5.24	9.70	5.14	9.70
Allowance to total non-performing loans held for investment	57.69	58.06	44.63	57.69	44.63
Allowance to total non-performing loans held for investment excluding residential real estate loans
	85.56	81.20	65.78	85.56	65.78

Other Information:
Common Stock Price: End of period	$6.19	$5.68	$4.58	$6.19	$4.58

1- Non-GAAP measure. See pages 14-15 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding fair value valuations (Non-GAAP measure). See page 5 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

4- The net charge-offs to average loans ratio, excluding the impact associated with the bulk sales and the transfer of loans to held for sale, was 1.68% for the year ended December 31, 2013.

5- The provision for loan and lease losses to net charge-offs ratio, excluding the impact associated with the bulk sales and the transfer of loans to held for sale, was 69.47% for the year ended December 31, 2013.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2013	2013	2012	2013	2013	2012	2013	2013	2012

Interest-earning assets:
Money market & other short-term investments	$609,398	$639,285	$849,350	$433	$456	$607	0.28%	0.28%	0.28%
Government obligations (2)	342,769	342,739	258,456	2,045	2,008	1,601	2.37%	2.32%	2.46%
Mortgage-backed securities	1,737,331	1,705,745	1,429,292	16,908	14,847	10,584	3.86%	3.45%	2.95%
FHLB stock	28,466	30,884	37,946	311	311	355	4.33%	4.00%	3.72%
Equity securities	1,277	1,320	1,377	-	-	6	0.00%	0.00%	1.73%
Total investments (3)	2,719,241	2,719,973	2,576,421	19,697	17,622	13,153	2.87%	2.57%	2.03%
Residential mortgage loans	2,536,086	2,580,758	2,811,954	35,345	37,273	37,395	5.53%	5.73%	5.29%
Construction loans	214,528	257,188	356,617	1,690	2,141	2,662	3.13%	3.30%	2.97%
C&I and commercial mortgage loans	4,854,366	4,755,518	5,035,391	51,443	48,971	51,032	4.20%	4.09%	4.03%
Finance leases	243,659	241,256	237,564	5,195	5,188	5,127	8.46%	8.53%	8.59%
Consumer loans	1,816,374	1,804,892	1,758,282	54,087	55,196	56,705	11.81%	12.13%	12.83%
Total loans (4) (5)	9,665,013	9,639,612	10,199,808	147,760	148,769	152,921	6.07%	6.12%	5.96%
Total interest-earning assets	$12,384,254	$12,359,585	$12,776,229	$167,457	$166,391	$166,074	5.36%	5.34%	5.17%

Interest-bearing liabilities:
Brokered CDs	$3,110,888	$3,149,417	$3,443,661	$7,686	$8,295	$13,883	0.98%	1.04%	1.60%
Other interest-bearing deposits	5,907,094	5,773,400	5,614,308	13,186	13,158	14,202	0.89%	0.90%	1.01%
Other borrowed funds	1,131,959	1,131,959	1,131,959	8,308	8,321	8,419	2.91%	2.92%	2.96%
FHLB advances	300,730	355,016	510,940	851	1,524	2,920	1.12%	1.70%	2.27%
Total interest-bearing liabilities (6)	$10,450,671	$10,409,792	$10,700,868	$30,031	$31,298	$39,424	1.14%	1.19%	1.47%
Net interest income				$137,426	$135,093	$126,650
Interest rate spread							4.22%	4.15%	3.70%
Net interest margin							4.40%	4.34%	3.94%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (39% for 2013; 30% for 2012) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.
2- Government obligations include debt issued by government-sponsored agencies.
3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4- Average loan balances include the average of total non-performing loans.
5- Interest income on loans includes $3.0 million, $3.7 million and $3.7 million for the quarters ended December 31, 2013, September 30, 2013, and December 31, 2012, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.
6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 – Year-To-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Year Ended	2013	2012	2013	2012	2013	2012

Interest-earning assets:
Money market & other short-term investments	$684,074	$640,644	$1,927	$1,827	0.28%	0.29%
Government obligations (2)	338,571	555,364	7,892	9,839	2.33%	1.77%
Mortgage-backed securities	1,666,091	1,182,142	52,841	37,090	3.17%	3.14%
Corporate bonds	-	1,204	-	76	0.00%	6.31%
FHLB stock	30,941	35,035	1,359	1,427	4.39%	4.07%
Equity securities	1,330	1,377	-	6	0.00%	0.44%
Total investments (3)	2,721,007	2,415,766	64,019	50,265	2.35%	2.08%
Residential mortgage loans	2,681,753	2,800,647	148,033	150,854	5.52%	5.39%
Construction loans	272,917	388,404	8,722	10,357	3.20%	2.67%
C&I and commercial mortgage loans	4,804,608	5,277,593	196,814	214,510	4.10%	4.06%
Finance leases	240,479	239,699	20,591	20,887	8.56%	8.71%
Consumer loans	1,799,402	1,561,085	220,089	196,293	12.23%	12.57%
Total loans (4) (5)	9,799,159	10,267,428	594,249	592,901	6.06%	5.77%
Total interest-earning assets	$12,520,166	$12,683,194	$658,268	$643,166	5.26%	5.07%

Interest-bearing liabilities:
Brokered CDs	$3,251,091	$3,488,312	$38,252	$66,854	1.18%	1.92%
Other interest-bearing deposits	5,782,501	5,566,240	53,535	61,405	0.93%	1.10%
Other borrowed funds	1,131,959	1,171,615	33,025	36,162	2.92%	3.09%
FHLB advances	357,661	404,033	6,031	12,142	1.69%	3.01%
Total interest-bearing liabilities (6)	$10,523,212	$10,630,200	$130,843	$176,563	1.24%	1.66%
Net interest income			$527,425	$466,603
Interest rate spread					4.01%	3.41%
Net interest margin					4.21%	3.68%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (39% for 2013; 30% for 2012) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.
2- Government obligations include debt issued by government-sponsored agencies.
3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4- Average loan balances include the average of total non-performing loans.
5- Interest income on loans includes $13.8 million, and $12.7 million for the years ended December 31, 2013 and 2012, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.
6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 4 – Non-Interest Income

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2013	2013	2012	2013	2012

Service charges on deposit accounts	$3,162	$3,157	$3,228	$12,797	$12,982
Mortgage banking activities	3,906	3,521	6,700	16,830	19,960
Insurance income	1,124	1,303	1,328	5,955	5,549
Broker-dealer income	97	-	-	97	2,630
Branch consolidations - valuation adjustments fixed assets	(529)	-	-	-	-
Other operating income	10,618	7,987	8,911	32,256	29,492

Non-interest income before net loss on investments,
equity in loss of unconsolidated entity, and write-off
of collateral pledged to Lehman	18,378	15,968	20,167	67,935	70,613

Proceeds from securities litigation settlement and other proceeds	-	-	-	-	36
OTTI on equity securities	-	-	-	(42)	-
OTTI on debt securities	-	-	(69)	(117)	(2,002)
Net loss on investments	-	-	(69)	(159)	(1,966)

Impairment - collateral pledged to Lehman	-	-	-	(66,574)	-
Equity in loss of unconsolidated entity	(5,893)	(5,908)	(8,330)	(16,691)	(19,256)
	$12,485	$10,060	$11,768	$(15,489)	$49,391

Table 5 – Non-Interest Expenses

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2013	2013	2012	2013	2012

Employees' compensation and benefits	$31,062	$32,823	$31,840	$130,555	$125,610
Occupancy and equipment	15,229	15,134	14,972	60,379	61,037
Deposit insurance premium	10,495	10,479	11,897	43,921	47,523
Other insurance and supervisory fees	957	1,034	1,366	4,549	5,073
Taxes, other than income taxes	4,076	4,693	3,013	17,997	13,363
Professional fees:
Collections, appraisals and other credit related fees	2,198	2,780	1,127	9,422	4,945
Outsourcing technology services	4,202	4,338	1,557	14,144	6,797
Other professional fees	4,845	4,086	4,275	15,616	14,985
Credit and debit card processing expenses	4,869	2,682	2,490	12,909	6,005
Credit card processing platform conversion costs	-	1,715	-	1,715	-
Branch consolidations and other restructuring expenses	892	-	-	892	-
Business promotion	5,251	3,478	4,067	15,780	14,093
Communications	1,836	1,866	1,809	7,401	7,085
Net loss on REO operations	13,321	7,052	6,201	40,633	25,116
Secondary offering costs	-	1,669	-	1,669	-
Terminated preferred stock exchange offer expenses	-	-	-	1,333	-
Bulk sales expenses	-	-	-	8,840	-
Loss contingency for attorneys' fees - Lehman litigation	2,500	-	-	2,500	-
Other	4,808	5,325	6,291	24,773	23,251
Total	$106,541	$99,154	$90,905	$415,028	$354,883

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	December 31,	September 30,	December 31,
	2013	2013	2012
Balance Sheet Data:
Loans, including loans held for sale	$9,712,139	$9,623,226	$10,139,508
Allowance for loan and lease losses	285,858	289,379	435,414
Money market and investment securities	2,208,342	2,280,790	1,986,669
Intangible assets	54,866	56,386	60,944
Deferred tax asset, net	7,644	7,436	4,867
Total assets	12,656,925	12,787,450	13,099,741
Deposits	9,879,924	9,954,197	9,864,546
Borrowings	1,431,959	1,485,399	1,640,399
Total preferred equity	63,047	63,047	63,047
Total common equity	1,231,547	1,216,031	1,393,546
Accumulated other comprehensive income, net of tax	(78,736)	(58,485)	28,430
Total equity	1,215,858	1,220,593	1,485,023

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	December 31,	September 30,	December 31,
	2013	2013	2012

Residential mortgage loans	$2,549,008	$2,519,457	$2,747,217

Commercial loans:
Construction loans (1)	168,713	163,610	361,875
Commercial mortgage loans (1)	1,823,608	1,857,794	1,883,798
Commercial and Industrial loans (1)	2,788,250	2,663,793	2,793,157
Loans to local financial institutions collateralized by real estate mortgages	240,072	244,554	255,390
Commercial loans	5,020,643	4,929,751	5,294,220

Finance leases	245,323	243,553	236,926

Consumer loans	1,821,196	1,815,873	1,775,751
Loans held for investment	9,636,170	9,508,634	10,054,114
Loans held for sale	75,969	114,592	85,394
Total loans	$9,712,139	$9,623,226	$10,139,508

(1) During the second quarter of 2013, after a comprehensive review of substantially all of the loans in our commercial portfolios, the classification of certain loans was revised to more accurately depict the nature of the underlying loans. This reclassification resulted in a net increase of $269.0 million in commercial mortgage loans, since the principal source of repayment for such loans is derived primarily from the operation of the underlying real estate, with a corresponding decrease of $246.8 million in commercial and industrial loans and a $22.2 million decrease in construction loans. The Corporation evaluated the impact of this reclassification on the provision for loan losses and determined that the effect of this adjustment was not material to any previously reported results.

Table 8 - Loan Portfolio by Geography
(In thousands)	As of December 31, 2013
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$1,906,982	$348,816	$293,210	$2,549,008

Commercial loans:
Construction loans	105,830	33,744	29,139	168,713
Commercial mortgage loans	1,464,085	74,271	285,252	1,823,608
Commercial and Industrial loans	2,436,709	125,757	225,784	2,788,250
Loans to a local financial institution collateralized by real estate mortgages	240,072	-	-	240,072
Commercial loans	4,246,696	233,772	540,175	5,020,643

Finance leases	245,323	-	-	245,323

Consumer loans	1,739,478	49,689	32,029	1,821,196
Loans held for investment	8,138,479	632,277	865,414	9,636,170

Loans held for sale	35,394	40,575	-	75,969
Total loans	$8,173,873	$672,852	$865,414	$9,712,139

(In thousands)	As of September 30, 2013
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$1,883,682	$351,176	$284,599	$2,519,457

Commercial loans:
Construction loans	100,946	35,121	27,543	163,610
Commercial mortgage loans	1,471,657	75,199	310,938	1,857,794
Commercial and Industrial loans	2,388,848	105,847	169,098	2,663,793
Loans to a local financial institution collateralized by real estate mortgages	244,554	-	-	244,554
Commercial loans	4,206,005	216,167	507,579	4,929,751

Finance leases	243,553	-	-	243,553

Consumer loans	1,736,052	49,616	30,205	1,815,873
Loans held for investment	8,069,292	616,959	822,383	9,508,634

Loans held for sale	74,012	40,580	-	114,592
Total loans	$8,143,304	$657,539	$822,383	$9,623,226

Table 9 – Non-Performing Assets

(Dollars in thousands)	December 31,	September 30,	December 31,
	2013	2013	2012
Non-performing loans held for investment:
Residential mortgage	$161,441	$142,002	$313,626
Commercial mortgage	120,107	127,374	214,780
Commercial and Industrial	114,833	127,584	230,090
Construction	58,866	64,241	178,190
Consumer and Finance leases	40,302	37,184	38,875
Total non-performing loans held for investment	495,549	498,385	975,561

REO	160,193	133,284	185,764
Other repossessed property	14,865	14,125	10,107
Other assets (1)	-	-	64,543
Total non-performing assets, excluding loans held for sale	$670,607	$645,794	$1,235,975

Non-performing loans held for sale	54,801	80,234	2,243
Total non-performing assets, including loans held for sale (2)	$725,408	$726,028	$1,238,218

Past-due loans 90 days and still accruing	$120,082	$127,735	$142,012
Allowance for loan and lease losses	$285,858	$289,379	$435,414
Allowance to total non-performing loans held for investment	57.69%	58.06%	44.63%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	85.56%	81.20%	65.78%

(1) Collateral pledged to Lehman Brothers, Inc.
(2) Amount excludes purchased credit impaired loans with a carrying value as of December 31, 2013 of approximately $4.8 million acquired as part of the credit card portfolio acquired from FIA.

Table 10 - Non-Performing Assets by Geography
(In thousands)	December 31,	September 30,	December 31,
	2013	2013	2012
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$139,771	$119,763	$281,086
Commercial mortgage	101,255	93,593	172,534
Commercial and Industrial	109,224	121,646	215,985
Construction	43,522	45,016	99,383
Finance leases	3,082	2,603	3,182
Consumer	34,660	31,547	32,529
Total non-performing loans held for investment	431,514	414,168	804,699

REO	123,851	104,574	145,683
Other repossessed property	14,806	14,037	10,070
Investment securities	-	-	64,543
Total non-performing assets, excluding loans held for sale	$570,171	$532,779	$1,024,995
Non-performing loans held for sale	14,796	40,229	2,243
Total non-performing assets, including loans held for sale (1)	$584,967	$573,008	$1,027,238
Past-due loans 90 days and still accruing	$118,097	$123,848	$137,288

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$8,439	$8,821	$18,054
Commercial mortgage	6,827	8,136	11,232
Commercial and Industrial	5,609	5,938	12,905
Construction	11,214	15,063	72,648
Consumer	514	811	804
Total non-performing loans held for investment	32,603	38,769	115,643

REO	14,894	18,166	24,260
Other repossessed property	5	25	17
Total non-performing assets, excluding loans held for sale	$47,502	$56,960	$139,920
Non-performing loans held for sale	40,005	40,005	-
Total non-performing assets, including loans held for sale	$87,507	$96,965	$139,920
Past-due loans 90 days and still accruing	$1,985	$3,887	$4,068

United States:
Non-performing loans held for investment:
Residential mortgage	$13,231	$13,418	$14,486
Commercial mortgage	12,025	25,645	31,014
Commercial and Industrial	-	-	1,200
Construction	4,130	4,162	6,159
Consumer	2,046	2,223	2,360
Total non-performing loans held for investment	31,432	45,448	55,219

REO	21,448	10,544	15,821
Other repossessed property	54	63	20
Total non-performing assets, excluding loans held for sale	$52,934	$56,055	$71,060
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$52,934	$56,055	$71,060
Past-due loans 90 days and still accruing	$-	$-	$656

(1)	Amount excludes purchased credit impaired loans with a carrying value as of December 31, 2013 of approximately $4.8 million acquired as part of the credit card portfolio acquired from FIA.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended			Year Ended
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,		December 31,
	2013	2013	2012	2013		2012

Allowance for loan and lease losses, beginning of period	$289,379	$301,047	$445,531	$435,414		$493,917
Provision for loan and lease losses	22,969	22,195	30,466	243,751	(1)	120,499
Net charge-offs of loans:
Residential mortgage	(4,544)	(8,457)	(9,555)	(127,999	) (2)	(36,855)
Commercial mortgage	2,605	(5,918)	(6,101)	(62,602	) (3)	(20,968)
Commercial and Industrial	(9,146)	(5,718)	(12,601)	(105,213	) (4)	(45,916)
Construction	(435)	71	(1,837)	(41,247	) (5)	(40,741)
Consumer and finance leases	(14,970)	(13,841)	(10,489)	(56,246)		(34,522)
Net charge-offs	(26,490)	(33,863)	(40,583)	(393,307	) (6)	(179,002)
Allowance for loan and lease losses, end of period	$285,858	$289,379	$435,414	$285,858		$435,414

Allowance for loan and lease losses to period end total loans held for investment	2.97%	3.04%	4.33%	2.97%		4.33%
Net charge-offs (annualized) to average loans outstanding during the period	1.10%	1.41%	1.59%	4.01%		1.74%
Net charge-offs (annualized), excluding charge-offs related to loans sold and loans
transferred to held for sale, to average loans outstanding during the period	1.10%	1.41%	1.59%	1.68%		1.74%
Provision for loan and lease losses to net charge-offs during the period	0.87x	0.66x	0.75x	0.62x		0.67x
Provision for loan and lease losses to net charge-offs during the period, excluding
impact of loans sold and the transfer of loans to held for sale	0.87x	0.66x	0.75x	0.69x		0.67x
(1) Includes provision of $132.0 million associated with the bulk sales and the transfer of loans to held for sale.
(2) Includes net charge-offs totaling $99.0 million associated with the bulk sales.
(3) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(4) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(5) Includes net charge-offs of $34.2 million associated with the bulk sales and the transfer of loans to held for sale.
(6) Includes net charge-offs of $232.4 million associated with the bulk sales and the transfer of loans to held for sale.

Table 12 – Net Charge-Offs to Average Loans

	Year ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2013	2012	2011	2010	2009

Residential mortgage	4.77% (1)	1.32%	1.32%	1.80% (6)	0.82%

Commercial mortgage	3.44% (2)	1.41%	3.21%	5.02% (7)	1.64%

Commercial and Industrial	3.52% (3)	1.21%	1.57%	2.16% (8)	0.72%

Construction	15.11% (4)	10.49%	16.33%	23.80% (9)	11.54%

Consumer and finance leases	2.76%	1.92%	2.33%	2.98%	3.05%

Total loans	4.01% (5)	1.74%	2.68%	4.76% (10)	2.48%

(1) Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.

(2) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.

(3) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.04%.

(4) Includes net charge-offs of $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loans net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(5) Includes net charge-offs of $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.68%.

(6) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(7) Includes net charge-offs totaling $29.5 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.38%.
(8) Includes net charge-offs totaling $8.6 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 1.98%.

(9) Includes net charge-offs totaling $127.0 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 18.93%.

(10) Includes net charge-offs totaling $165.1 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.60%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com